Exhibit 4.3

NON-EMPLOYEE DIRECTOR STOCK OPTION GRANT

NONTRANSFERABLE STOCK OPTION AGREEMENT, dated XXXXX, between Memry Corporation, a Delaware corporation (the “Company”), and XXXXX (the “Optionee”, which term as used herein shall be deemed to include any successor to the Optionee by will or by the laws of descent and distribution, unless the context shall otherwise require).

Pursuant to the Company’s 2006 Long-Term Incentive Plan, as may be amended from time to time (as so amended, the “Plan”), the Company approved the issuance to the Optionee, effective as of XXXX, (the “Grant Date”), of a Non-qualified Stock Option to purchase up to an aggregate of XXXX shares of common stock, $0.01 par value, of the Company (the “Common Stock”), at the price (the “Option Price”) of $X.XX per share, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and undertakings hereinafter set forth, the parties hereto agree as follows:

1. Option; Option Price. The Company hereby grants to the Optionee the option (the “Option”) to purchase, subject to the terms and conditions of this Agreement and the Plan (which are incorporated by reference herein and which in all cases shall control in the event of any conflict with the terms, definitions and provisions of this Agreement), shares of Common Stock of the Company at an exercise price per share equal to the Option Price, which Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). A copy of the Plan as in effect on the date hereof has been supplied to the Optionee, and the Optionee hereby acknowledges receipt thereof.

2. Term. The term (the “Option Term”) of the Option commenced on the Grant Date and shall expire on the tenth anniversary of the Grant Date, unless such Option shall theretofore have been terminated in accordance with the terms hereof or of the Plan.

3. Time of Exercise. Unless accelerated at the discretion of the Company or as otherwise provided herein, the Option shall become exercisable as to the total number of shares of Common Stock subject to the Option in accordance with Exhibit A attached hereto. Subject to the provisions of Sections 5 and 8 hereof, shares as to which the Option becomes

Memry Corporation, 3 Berkshire Boulevard, Bethel, CT 06801

exercisable pursuant to the foregoing provisions may be purchased at any time thereafter prior to the expiration or termination of the Option.

4. Termination of Option. (a) The unexercised portion of the Option, (which portion was otherwise vested and exercisable on the date of termination) (the “Unexercised Portion”) shall automatically terminate and shall become null and void and be of no further force or effect upon the first to occur of the following:

(i) the expiration of the Option Term;

(ii) with respect to the portion of the Option that has become vested and exercisable in accordance with Exhibit A attached hereto as of the date of such termination of services, the expiration of (1) three months from the date that the Optionee ceases to serve as a director of the Company for any reason (other than death) or (2) in the event of the Optionee’s death either while serving as a director of the Company or during the three-month period set forth in clause (1) above, one year from the date of the Optionee’s death;

(iii) except to the extent permitted by Section 15(a) of the Plan, the date on which the Option or any part thereof or right or privilege relating thereto is transferred (otherwise than by will or the laws of descent and distribution), assigned, pledged, hypothecated, attached or otherwise disposed of by the Optionee.

(b) Any unexercised portion of the Option which is not vested and exercisable on the date the Optionee ceases to serve as a director of the Company shall automatically terminate and shall become null and void and be of no further force or effect at midnight on the date 12 months from the date that the Optionee ceases to serve as a director of the Company, provided, however, that if such termination is due to a voluntary resignation that occurs within one year of a Change in Control (defined in Exhibit A), the unvested portion of the Option shall continue to vest in accordance with Exhibit A and the term of such portion of the Option shall terminate upon the expiration of the Option Term.

5. Procedure for Exercise. (a) The Option may be exercised, from time to time, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice (the “Notice”) from the Optionee to the Secretary of the Company, which Notice shall:

(i) state that the Optionee elects to exercise the Option;

(ii) state the number of shares of Common Stock with respect to which the Option is being exercised (the “Optioned Shares”);

(iii) state the method of payment for the Optioned Shares pursuant to Section 5(b) hereof;

Memry Corporation, 3 Berkshire Boulevard, Bethel, CT 06801

(iv) state the date upon which the Optionee desires to consummate the purchase of the Optioned Shares (which date must be prior to the termination of such Option and no later than 30 days from the delivery of such Notice);

(v) include any representations of the Optionee required under Section 8(b) hereof; and

(vi) if the Option shall be exercised pursuant to Section 10 hereof by any person other than the Optionee, include evidence to the satisfaction of the Company of the right of such person to exercise the Option.

(b) Payment of the Option Price for the Optioned Shares shall be made (i) in cash or by personal or certified check, (ii) by delivery of stock certificates (in negotiable form) representing shares of Common Stock that have been owned of record by the Optionee for at least six months prior to the date of exercise and that have a Fair Market Value on the date of exercise equal to the product of (A) the number of Optioned Shares which are being purchased pursuant to the exercise of such Option, multiplied by (B) the applicable Option Price, (iii) a combination of either of the methods set forth in clauses (i) and (ii) above, (iv) (A) by arrangements which are acceptable to the Company and as permitted by applicable law whereby the Optionee relinquishes a portion of the Option, or (B) in compliance with any other cashless exercise program authorized by the Company for use in connection with the Plan at the time of such exercise, or (v) in such other consideration as shall be acceptable to the Company. For the purpose of the preceding clause (iv)(A), the fair market value of the portion of the Option that is relinquished shall be the Fair Market Value at the time of exercise of the number of Optioned Shares subject to the portion of the Option that is relinquished less the aggregate Option Price specified in the Option with respect to such Optioned Shares.

(c) The Company shall issue a stock certificate in the name of the Optionee (or such other person exercising the Option in accordance with the provisions of Section 10 hereof) for the Optioned Shares as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such shares.

6. No Rights as a Stockholder. The Optionee shall not have any privileges of a stockholder of the Company with respect to any Optioned Shares until the date of issuance of a stock certificate pursuant to Section 5(c) hereof.

7. Adjustments. In the event of any change in corporate capitalization, such as a stock dividend, stock split or reverse stock split, or an extraordinary corporate transaction, such as a merger, reorganization, consolidation, recapitalization, spin-off, separation or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company, the Committee shall make such substitution or adjustments to reflect such change or transaction in the number, kind and grant price of shares subject to this Option, and/or otherwise make such adjustments or changes as is equitable, in each case, as it may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to this Option shall always be a whole number.

Memry Corporation, 3 Berkshire Boulevard, Bethel, CT 06801

8. Additional Provisions Related to Exercise. (a) The Option shall be exercisable only on such date or dates and during such period and for such number of shares of Common Stock as are set forth in this Agreement.

(b) To exercise the Option, the Optionee shall follow the procedures set forth in Section 5 hereof. Unless at the time of exercise of the Option there shall be, in the opinion of counsel for the Company, a valid and effective registration statement under the Securities Act of 1933 (the “‘33 Act”) and appropriate qualification and registration under applicable state securities laws relating to the Optioned Shares being acquired pursuant to the Option, the Optionee shall be required, upon exercise of the Option, to give to the Company a written representation, in a form reasonably satisfactory to the Company, that he or she is acquiring the Optioned Shares for his or her own account for investment and not with a view to, or for sale in connection with, the resale or distribution of any such shares. The Optionee shall be further required to agree that he or she will not sell or transfer any Optioned Shares acquired pursuant to exercise of the Option until he or she requests and receives an opinion of the Company’s counsel to the effect that such proposed sale or transfer will not result in a violation of the ‘33 Act, or a registration statement covering the sale or transfer of the shares has been declared effective by the Securities and Exchange Commission, or he or she obtains a no-action letter from the Securities and Exchange Commission with respect to the proposed transfer.

(c) Stock certificates representing shares of Common Stock acquired upon the exercise of the Option that have not been registered under the Securities Act shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION DOES NOT VIOLATE THE PROVISIONS OF SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

9. No Evidence of Service. Nothing contained in the Plan or this Agreement shall confer upon the Optionee any right to continue to serve as a director of the Company or interfere in any way with the right of the Company (subject to the terms of any separate agreement to the contrary) to increase or decrease the Optionee’s compensation at any time.

10. Restriction on Transfer. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee, except by will or

Memry Corporation, 3 Berkshire Boulevard, Bethel, CT 06801

by the laws of descent and distribution or as may otherwise be required by law, and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 4(a)(ii) hereof, by his or her executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his or her death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

11. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally-recognized overnight courier or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Optionee, to the address set forth on the signature page hereto; and

If to the Company, to:

Memry Corporation

3 Berkshire Boulevard

Bethel, Connecticut 06801

Attention: Secretary

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or if sent by nationally recognized overnight courier, and (ii) on the third Business Day (as hereinafter defined) following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

12. Taxes. Whenever shares of Common Stock are to be delivered to the Optionee upon exercise of the Option, the Company shall be entitled to require as a condition of delivery that the Optionee remit or, in appropriate cases, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state and local withholding taxes and employment tax requirements relating thereto.

13. No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

14. Optionee Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement.

Memry Corporation, 3 Berkshire Boulevard, Bethel, CT 06801

15. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

18. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

Memry Corporation, 3 Berkshire Boulevard, Bethel, CT 06801

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MEMRY CORPORATION

By:
Name:	Robert P. Belcher
Title:	President and Chief Executive Officer

Optionee: XXXXXXX

Signature:

Date:
Address:

EXHIBIT A

Subject to the terms and limitations specified in this Agreement, one-third (1/3) of the Option issued hereunder shall become exercisable on each of the first three anniversaries of the Grant Date subject to the director’s continuation of service as a Director of the Company through such anniversary date; provided, however, all options shall continue to become exercisable in the event of the Optionee’s voluntary resignation from the Company’s Board of Directors within one year of a Change of Control (which exercisability may be effected by the Company retroactively).

Memry Corporation, 3 Berkshire Boulevard, Bethel, CT 06801